                                                                     EXHIBIT F-2



                             KU ENERGY CORPORATION
                               One Quality Street
                           Lexington, Kentucky 40507
                                  606-255-2100



                                 March 30, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  LG&E Energy Corp.
               Form U-1 Application-Declaration
               (File No. 70-09159)

Ladies and Gentlemen:

          I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by LG&E Energy Corp., a Kentucky Corporation ("LG&E Energy"), with respect to the merger of KU Energy Corporation ("KU Energy") with and into LG&E Energy (the "Transaction"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

          The Application seeks authorization and approval relating to the Transaction and pursuant thereto the acquisition of all the issued and outstanding common stock of Kentucky Utilities and, indirectly, 20% of the issued and outstanding stock of EEI and 2.5% of OVEC.

          I have acted as counsel for KU Energy in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by KU Energy in connection with the Transaction as described in the Application.

          I have examined originals, or copies certified to my satisfaction, of such corporate records of LG&E Energy, KU Energy and Kentucky Utilities, certificates of public officials, certificates of officers and representatives of LG&E Energy, KU Energy and Kentucky Utilities, and other documents as we have deemed necessary to examine as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of LG&E Energy, KU Energy and Kentucky Utilities and other appropriate persons and statements contained in the Application and the exhibits thereto.

          The opinions expressed below are subject to the following further assumptions and conditions:

          a. The authorization and approval of the Transaction by the Boards of Directors and shareholders of LG&E Energy, KU Energy and subsidiaries thereof remain in full force and effect.

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, the Kentucky Public Service Commission under the applicable laws of the Commonwealth of Kentucky, and the State Corporation Commission under the applicable laws of the Commonwealth of Virginia), and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. No stop order shall have been entered with respect to the S-4 Registration Statement, which has become effective pursuant to the Securities Act of 1933, as amended, with respect to the shares of LG&E Energy Common Stock to be issued in connection with the Transaction; and the issuance of shares of LG&E Energy Common Stock in connection with the Transaction shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          e. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired.

          f. Instruments of merger shall have been duly and validly filed with the Secretary of State of Kentucky, and such other corporate formalities as are required by the laws of such state for the consummation of the mergers contemplated by the Transaction shall have been taken; and the merger shall have become effective in accordance with the laws of Kentucky.

          g. The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          h. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

          i. I have relied upon the opinion of John R. McCall, Esq., General Counsel of LG&E Energy as to the matters set forth therein.

          j. The Transaction shall be consummated as described in the Application and under the supervision of Gardner, Carton & Douglas, Simpson Thacher & Bartlett, Jones, Day, Reavis & Pogue and the General Counsel of LG&E Energy and KU Energy and all legal matters incident thereto shall be satisfactory to each of us.

          Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that, in the event that the proposed Transaction is consummated in accordance with the
Application:

          1. Each of KU Energy and Kentucky Utilities is validly organized and duly existing under the laws of the Commonwealth of Kentucky.

          2. The shares of common stock of KU Energy to be converted into shares of LG&E Energy Common Stock in connection with the Transaction will be validly issued, fully paid and nonassessable. The shares of common stock of Kentucky Utilities to be acquired by LG&E Energy as a result of the Merger of KU Energy into LG&E Energy will be validly issued, fully paid and nonassessable, and LG&E Energy, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of Kentucky Utilities.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                              Respectfully yours,

                              /s/ George S. Brooks II
                              George S. Brooks II
                              General Counsel and Secretary

                                       3